Exhibit 10.1

January 3, 2025

Wissam Jabre

Dear Wissam:

We are pleased to offer you the position of Executive Vice President and Chief Financial Officer with NetApp, Inc. (“NetApp” or the "Company"). In this exempt position, you will report to George Kurian, our Chief Executive Officer (CEO) and will be based out of our San Jose office, located at: 3060 Olsen Dr. San Jose, CA 95128. You will be appointed as a Section 16 officer (as defined in the rules promulgated under Section 16 of the Securities Exchange Act of 1934, as amended) of the Company.

Your annual base salary will be $750,000, less applicable tax withholdings and deductions.

Incentive Compensation Program (ICP)

In addition to your base compensation, depending upon your date of hire, you will be eligible to earn an annual cash incentive compensation payout in accordance with the Executive Compensation Plan, as amended from time to time (the “Plan”). For your position, the annual target incentive compensation payout is 130% of your eligible earnings for the applicable fiscal year as defined in the Plan. Target incentives do not constitute a promise of payment. Your actual annual payout may be higher or lower than the target based on the overall Company performance and your individual performance and is subject to, and governed by, the Plan and the terms and conditions approved by the Compensation Committee of our Board of Directors (the “Compensation Committee”). If your start date is between the last day of the third fiscal quarter and the end of NetApp’s fiscal year, you will not be eligible to participate in the Plan until the beginning of the next fiscal year.

New Hire Equity

Following the commencement of your employment, you will receive a grant of service- vested restricted stock units with a total dollar value of $7,500,000 (the New Hire RSUs), subject to the terms and conditions of the NetApp, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). The New Hire RSUs will vest ratably at the rate of one-third (1/3) of the total dollar value per year beginning on the first anniversary of the vesting commencement date, subject to continued employment with the Company through the applicable vesting dates; provided, however, that if your employment terminates as a result of your death or Disability (as defined in the 2021 Plan), all outstanding unvested New Hire RSUs under this grant shall immediately vest. Following each vesting date, you will be issued shares of NetApp, Inc. common stock (subject to tax withholding).

You will also receive a long-term equity grant with a dollar value of $3,750,000 in the form of performance-based restricted stock units subject to the same terms, conditions and performance criteria as the Fiscal Year 2024 PBRSU awards granted to the Company’s Executive Vice Presidents, except the Billings metric will only include participation in future years where the metrics have yet to be set by the Compensation Committee (the “FY24 New

Hire PBRSUs”), subject to the terms and conditions of the 2021 Plan. The FY24 New Hire PBRSUs will be eligible to vest at the end of the performance period, or the end of fiscal year 2026, subject to the terms, conditions and performance criteria determined by the Compensation Committee; provided, however, if your employment terminates as a result of your death or Disability (as defined in the 2021 Plan), then the outstanding unvested FY24 New Hire PBRSUs under this grant shall immediately vest at 100% of target.

Additionally, you will also receive a long-term equity grant with a dollar value of

$3,750,000 in the form of performance-based restricted stock units subject to the same terms, conditions and performance criteria as the Fiscal Year 2025 PBRSU awards granted to the Company’s Executive Vice Presidents, except the Billings metric will only include participation in future years where the metrics have yet to be set by the Compensation Committee (the “FY25 New Hire PBRSUs” and, together with the FY24 New Hire PBRSUs, the “New Hire PBRSUs”), subject to the terms and conditions of the 2021 Plan. The FY25 New Hire PBRSUs will be eligible to vest at the end of the performance period, or the end of fiscal year 2027, subject to the terms, conditions and performance criteria determined by the Compensation Committee; provided, however, if your employment terminates as a result of your death or Disability (as defined in the 2021 Plan), then the outstanding unvested FY25 New Hire PBRSUs under this grant shall immediately vest at 100% of target.

Further, if NetApp terminates your employment without Cause (as defined below) or if you voluntarily terminate your employment with the Company for Good Reason (as defined below), and the Change of Control Severance Agreement has not been triggered, then subject to and conditioned upon your execution within 45 days of (and not revoking) a separation agreement in the form (without change) provided by NetApp (the “Separation Agreement”), the following vesting shall apply to your New Hire Equity Grants:

•
New Hire RSUs - The New Hire RSUs that would have otherwise vested within one year of the date of your termination shall continue to vest in accordance with the schedule in the grant agreement for that one-year period. All other unvested RSUs will be immediately forfeited.
•
New Hire PBRSUs – You will continue to vest in accordance with the grant agreement and you shall be entitled to receive at the target number of shares associated with the performance cycle.

Such Separation Agreement shall be NetApp’s then-current form, which shall include for NetApp’s benefit a full waiver and release of claims, confidentiality and non- disparagement provisions, and twelve-month non-compete/non-solicitation restrictions. For purposes of this offer letter, “Cause” shall mean (a) your continued intentional and demonstrable failure to perform your duties customarily associated with your position as an employee of the Company (other than any such failure resulting from your mental or physical disability) after you have received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not devoted sufficient time and effort to the performance of your duties and have failed to cure such non-performance within thirty (30) days after receiving such notice (it being understood that if you are in good- faith performing your duties, not achieving results the Company deems satisfactory for your position, it will not be considered to be grounds for your termination for “Cause”); (b) your conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (c) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct or violation of policy, or breach of fiduciary duty against, the Company.

The number of New Hire RSU and New Hire PBRSU shares granted will be determined by dividing the target value by the NTAP 20-day trailing average close price on the day prior to the grant date, shares will be rounded down to the nearest full share. As a section 16 officer a one-year post-vest holding requirement will apply to all equity awards.

Annual Long Term Incentive Equity

You will participate in NetApp’s next Annual Executive Compensation Review cycle in accordance with similarly situated executives at which time you will receive a full FY26 equity award. Terms and conditions of the FY26 equity award will be based on final plan design as determined by NetApp’s Talent and Compensation Committee.

Make-Good Bonus

You will receive a $6,565,500 make-good bonus (less applicable tax withholdings and deductions), payable within 30 days of your start date. You understand and agree that this bonus is an advance payment given to you in consideration for your promise to remain employed by NetApp for at least twenty-four months following your start date. Therefore, you also understand and agree that if you voluntarily terminate your employment with NetApp prior to or on the date that is twelve (12) months from your start date, you will be required to reimburse NetApp the full amount of the payment advanced to you. If you voluntarily terminate your employment with NetApp after twelve months but prior to or on the date that is twenty-four (24) months from your start date, you will be required to reimburse NetApp fifty percent (50%) of the payment advanced to you. You agree to reimburse NetApp by December 31 of the calendar year of your voluntary termination.

Benefits

As a regular employee of the Company, you are eligible for NetApp benefits, including medical, dental and life insurance, as of your hire date. The Company reserves the right to modify, amend or terminate any employee benefits at any time for any reason.

Executive Physical Benefit

Our medical insurance plan with Anthem includes an Executive Physical Benefit—once per calendar year, payable at 100% up to a maximum of $2,500 whether an in-network or out-of-network physician is used. You will receive additional details regarding this benefit from the HR Benefits Team.

Severance Entitlement

In the event you are terminated from the Company for any reason other than for Cause (as defined above) or if you voluntarily terminate your employment with the Company for Good Reason (as defined below), and the Change of Control Severance Agreement has not been triggered, subject to your execution of the Separation Agreement, you will be entitled to receive (i) eighteen (18) months of your base salary and pro-rata incentive bonus based on actual company performance in effect on the date of your termination, consistent with the practice approved by NetApp’s Talent and Compensation Committee for CEO staff members

August 2020, (ii) eighteen (18) months of COBRA coverage, and (iii) twelve (12) months of outplacement assistance.

For purposes of this offer letter, “Good Reason” shall mean the termination of employment following the occurrence of one or more of the following, without your consent: (a) a material reduction in your authority or responsibilities, relative to your authority or responsibilities in effect as of the date you begin your employment with the Company or a change in your reporting position such that you no longer report directly to the CEO or its functional equivalent, (b) a material reduction in your base salary or target annual incentive in effect as of the date you begin your employment with the Company, or (c) a material change in geographic location at which you must perform services.

Change of Control Severance Agreement

As an Executive Vice President (EVP) reporting to the CEO, you are eligible to enter into a Change of Control Severance Agreement entitling you to certain benefits in the event of your termination following a change of control of the Company. The form of agreement can be found at:

https://www.sec.gov/Archives/edgar/data/1002047/000156459019020164/ntap-ex101_40.htm

Vacation

As an EVP, you will not accrue any annual vacation. You are permitted to take vacation at your convenience in any number of days you require, provided that the vacation day(s) does not unreasonably interfere with the performance of your job.

Insider Trading

As an employee of NetApp, you are required to sign and agree to the Code of Conduct which includes the Company’s Insider Trading Policy. You are considered an “Insider” under that policy and as a result, you are required to abide by all obligations under that policy including, but not limited to, the restrictions on trading set forth in the policy.

Non-Qualified Deferred Compensation Plan

Thirty (30) days after you are hired, you are eligible for enrollment in the NetApp Non- Qualified Deferred Compensation Plan. The objective of the Non-Qualified Deferred Compensation Plan is to provide you with an opportunity to defer income (annual base and/or incentive compensation) on a pre-tax basis. You will receive additional details on this Plan from the HR Benefits Team within 30 days of your hire date.

As a technology leader, NetApp develops and works with sensitive technologies controlled under various United States export laws and associated federal regulations. Due to these controls, you will need to complete the NetApp Export Control Disclosure & Agreement, as it is sometimes necessary for NetApp to secure export licenses. NetApp Human Resources or your hiring manager will notify you if a license is required, and whether NetApp will apply for a license on your behalf. This offer of employment, or your continued employment (if applicable), is contingent upon NetApp obtaining any required license. If NetApp decides not to apply for a license or if a license is not obtained within a reasonable period of time (as determined in NetApp’s sole discretion), NetApp reserves the right to rescind this employment offer or terminate your employment.

This offer of employment is contingent upon your being able to provide evidence of your authorization to work in the United States. On your first day at NetApp, you are required to provide the Company with a completed Form I-9 (U.S. Employment Verification Eligibility), which you will receive separately, and the legally required proof of your identity and authorization to work in the United States.

This offer of employment is also contingent upon your satisfactorily completing, agreeing to, signing, and otherwise fulfilling the following NetApp documents and associated clearance processes. NetApp also reserves the right to rescind this employment offer or terminate your employment for failure to satisfactorily complete the following documents and processes, subject to the terms of each individual agreement:

1.
NetApp’s Mutual Arbitration Agreement
2.
NetApp Code of Conduct & Conflicts of Interest Certification
3.
NetApp Insider Trading Policy & Consent
4.
NetApp Proprietary Information & Inventions Agreement and Disclosure
5.
NetApp Export Control Disclosure & Agreement
6.
NetApp Background Check

You will receive by separate email a copy of NetApp’s Mutual Arbitration Agreement which should be reviewed and signed before you sign this Offer Letter as that Agreement must be signed before you are able to accept and/or start employment with NetApp.

We are of the understanding that: (i) you have checked to make sure that you are under no legal obligations (by contract with a prior employer or otherwise) that would prevent or prohibit you from performing the duties of the position that you are being offered, (ii) you have had the opportunity to seek legal advice if it was necessary to address or evaluate your obligations in this regard, (iii) that you can represent to the Company that you are under no legal obligations that would prohibit you from performing the duties of the position being offered to you, and that (iv) you will not, in the performance of your duties to the Company, breach any non-disclosure, proprietary rights, non-competition, non- solicitation or other covenant in favor of any third party.

The Company does not want you to bring with you any confidential or proprietary material of any former employee or to violate any other obligation to your former employers. NetApp’s offer of employment is contingent upon your full compliance with the terms of any valid existing agreements with a prior employer or otherwise, and NetApp specifically reserves the right to revoke this offer or terminate your employment if for any reason you are contractually restricted from performing the full duties of the position being offered to you.

Employment with NetApp is for no specific period of time. As a result, either NetApp or you are free to terminate the employment relationship at any time for any reason, with or without notice or cause. This is the full and complete agreement between NetApp and you on this term. Although your job duties, title, compensation and benefits, as well as the Company's policies and procedures, may change from time-to-time, the "at-will" nature of your employment may only be changed in an express writing signed by the President of the Company and you.

This letter sets forth the terms of your employment with NetApp and supersedes any prior representations or agreements, whether written or oral. This offer will expire on Thursday, January 9, 2025, at 12pm Pacific Time. Please electronically sign the offer letter on or prior to the expiration date of this offer.

We look forward to having you join us. Shortly you will receive a “Welcome” email with login instructions asking you to log in to the NetApp Pre-Boarding tool. The tool provides a preview of NetApp’s values and culture and contains important forms that you must complete before your start date. Please log on to www.netapp.com before your start date to catch up on news, press releases and other information related to the Company. If you have any questions, please feel free to contact me directly.

Sincerely,

/s/ Beth O’Callahan

Beth O’Callahan

Chief Legal Officer and Interim Chief Human Resources Officer

NetApp, Inc.

I have read, agree to and accept this employment offer:

/s/ Wissam Jabre 1/9/2025

Name Date

My starting date will be: March 10, 2025